Exhibit 99.1

NovaBay Pharmaceuticals (NBY) Reports Second Quarter 2008 Financial Results

Company’s Programs Making Progress on Multiple Fronts

EMERYVILLE, CA – August 14, 2008 – NovaBay Pharmaceuticals, Inc. (AMEX & TSX: NBY, http://www.novabaypharma.com), a clinical stage company developing non-antibiotic anti-infective compounds that do not develop resistance, for the treatment or prevention of a wide range of bacterial, fungal, and viral infections, reports its financial results for the second quarter and six months ended June 30, 2008. NovaBay reported approximately $17 million in cash, cash equivalents, and short-term investments.

Corporate Milestones Achieved in the Second Quarter:

•

In May 2008, the Company announced that its lead aganocide compound, NVC-422, was well tolerated in the bladder in a Phase I trial. This study was designed to evaluate the safety and tolerability of NVC-422 in the bladder. No serious adverse events were reported. The results of this study support the development of the product as a candidate to treat or prevent catheter associated urinary tract infections (CAUTI).

•

In May 2008, the Company announced positive results from a Phase IIA Study of AgaNase the Company’s lead non-antibiotic antimicrobial Aganocide compound for nasal decolonization of Staph (Staphylococcus aureus), including Methicillin-resistant Staphylococcus aureus (MRSA). In the study, a prototype nasal spray was tested to decolonize Staphylococcus aureus from the lower nasal passages. The subjects tolerated the treatment well and these results pave the way for the Company to move forward with future studies.

Management Comment:

“Our team continues to pursue our clinical milestones and we are working diligently to advance our programs,” commented Dr. Ron Najafi, NovaBay’s Chairman and Chief Executive Officer. “During the second quarter we announced positive safety results from our Phase I trial for catheter associated urinary tract infections. This potentially opens the way to prevent one of the most common forms of infections affecting patients in hospitals. As we have announced previously, NovaBay is conducting this program internally and we plan to initiate a Phase II study by the end of 2008. We also completed a Phase IIA study of AgaNase for the decolonization of Staph, including MRSA. AgaNase was well tolerated by subjects and we are moving forward with continuing the evaluation of different dosage forms and dosing regiments for on-going development.”

Dr. Najafi concluded: “Our partnered programs with Alcon and Kinetic Concepts continue to show progress as well. We continuously support our partnership with Alcon, Inc. who is funding research at NovaBay for the development of NVC-422 for eye, ear and sinus applications under our agreement. With the Kinetic Concepts partnership, we are moving forward with the program for their V.A.C.® Therapy technology. KCI is developing their next generation V.A.C.® Instill® system and is working to use a Novabay compound as a wound cleaning solution with their wound healing system. We look forward to moving that partnership into commercialization. NovaBay has several programs in the pipeline, which if successful, will make meaningful contributions to the company and our future projects. I am optimistic that we will be successful, and look forward to updating our shareholders as we reach future milestones.”

Financial Results

Net loss for the quarter ended June 30, 2008, was $2.4 million, or $0.11 per share, as compared with a net loss of $1.6 million, or $0.24 per share, for the second quarter of 2007.

Three Months Ended June 30, 2008, Compared with Three Months Ended June 30, 2007

License and collaboration revenue was $1.4 million for the three months ended June 30, 2008, and $1.5 million for the three months ended June 30, 2007. Research and development expenses increased by $106,000 to $2.2 million for the three months ended June 30, 2008, compared with $2.1 million for the three months ended June 30, 2007. General and administrative expenses increased by $705,000 to $1.8 million for the three months ended June 30, 2008, compared with $1.1 million for the three months ended June 30, 2007. This increase was due in part to an increase in employee costs and professional services.

Other income, net decreased $19,000 to $94,000 for the three months ended June 30, 2008, compared with $113,000 for the three months ended June 30, 2007. This increase was primarily attributable to increased finance and service charges, and a decrease in realized gains on investments.

Six Months Ended June 30, 2008, Compared with Six Months Ended June 30, 2007

License and collaboration revenue was $2.9 million for the six months ended June 30, 2008. Research and development expenses increased by $1.3 million to $4.8 million for the six months ended June 30, 2008, compared with $3.5 million for the six months ended June 30, 2007. The increase was due in part to increases in clinical and development expenses attributable to the clinical developments of AgaNase, our formulation of NVC-422 for nasal applications, to reduce the risk of surgical site infections and to reduce the risk of infections in hospital environments and for the prevention of catheter-associated urinary tract infection (CAUTI).

General and administrative expenses increased by $1.4 million to $3.5 million for the six months ended June 30, 2008, compared with $2.1 million for the three months ended June 30, 2007. This increase was due in part to an increase in professional services including higher investor relations costs since becoming a public company in October 2007, and increased rent from additional space during the second and fourth quarters of 2007 to accommodate our increased personnel and expanded laboratory facilities.

Other income, net increased by $22,000 to $257,000 for the six months ended June 30, 2008, compared with $235,000 for the six months ended June 30, 2007. This increase was primarily attributable to increased interest income earned due to Company’s average cash balances as a result of the $17.1 million received upon the closing of the IPO in October 2007.

About NovaBay

NovaBay Pharmaceuticals, Inc. is a clinical stage biopharmaceutical company focused on developing innovative product candidates targeting the treatment or prevention of a wide range of infections in hospital and non-hospital environments. NovaBay has discovered and is developing a class of non-antibiotic anti-infective compounds, which it has named Aganocide compounds, which are based upon small molecules that are generated by white blood cells that defend the body against invading pathogens. NovaBay believes that Aganocide compounds could form a platform on which to create a variety of products to address differing needs in the treatment and prevention of bacterial and viral infections, Staphylococcus aureus (including resistant strains known as MRSA) without developing resistance, a serious problem that invariably plagues all antibiotics. NovaBay has entered into a licensing and research collaboration agreement with an affiliate of Alcon, Inc. for use of the Aganocide compounds in the eye, ear and sinus, and in contact lens solutions. The company also has a license agreement with an affiliate of Kinetic Concepts, Inc. for the use of NovaBay’s NeutroPhase product in wound care applications.

NovaBay™, Aganocide®, AgaNase™, and NeutroPhase™ are trademarks of NovaBay Pharmaceuticals, Inc. All other trademarks and trade names are the property of their respective owners.

Forward-Looking Statements

This release contains forward-looking statements, which are based upon management’s current expectations, assumptions, estimates, projections and beliefs. These statements include, but are not limited to, statements regarding the development and potential benefits of, and the market opportunities for, NovaBay’s product candidates. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or achievements to be materially different and adverse from those expressed in or implied by the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, risks and uncertainties relating to difficulties or delays in discovery, development, testing, regulatory approval, production and marketing of the company’s product candidates, unexpected adverse side effects or inadequate therapeutic efficacy of the product candidates, the uncertainty of patent protection for the company’s intellectual property or trade secrets, the company’s ability to obtain additional financing as necessary and unanticipated research and development and other costs. The forward-looking statements in this release speak only as of this date, and NovaBay disclaims any intent or obligation to revise or update publicly any forward-looking statement except as required by law.

Investor Relations:

Theresa Granados

Head of Investor Relations

510-899-8870

tgranados@novabaypharma.com

The Investor Relations Group

Investor Relations:

Adam Holdsworth / Erica Ruderman / Brett Foley

or

Media Relations:

Janet Vasquez / Laura Colontrelle

212-825-3210

PART I. FINANCIAL INFORMATION

Item 1.	Financial Statements

NOVABAY PHARMACEUTICALS, INC

(formerly NovaCal Pharmaceuticals Inc. )

(a developmental stage company)

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	June 30, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$9,998	$10,941
Short-term investments	6,905	11,412
Prepaid expenses and other current assets	725	419

Total current assets	17,628	22,772
Property and equipment, net	1,500	1,150

Total assets	$19,128	$23,922

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Current liabilities:
Accounts payable	$558	$142
Accrued liabilities	1,424	1,141
Capital lease obligation	39	37
Equipment loan	349	219
Deferred revenue	3,009	3,039

Total current liabilities	5,379	4,578
Capital lease obligation - non-current	29	49
Equipment loan - non-current	658	497
Deferred revenue - non-current	3,181	4,478

Total liabilities	$9,247	$9,602

Stockholders’ Equity:
Common stock, $0.01 par value; 65,000 and 65,000 shares authorized at June 30, 2008 and December 31, 2007, respectively, 21,420, and 21, 269 issued and outstanding at June 30, 2008 and December 31, 2007, respectively	214	212
Additional paid-in capital	33,206	32,585
Accumulated other comprehensive income (loss)	24	(3)
Accumulated deficit during development stage	(23,563)	(18,474)

Total stockholders’ equity	9,881	14,320

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$19,128	$23,922

The accompanying notes are an integral part of these consolidated financial statements.

NOVABAY PHARMACEUTICALS, INC

(formerly NovaCal Pharmaceuticals Inc. )

(a developmental stage company)

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,		Cumulative Period from July 1, 2002 (date of development stage inception) to June 30,
	2008	2007	2008	2007	2008
REVENUE
License and collaboration revenue	$1,442	$1,465	$2,933	$2,948	10,379

Total revenue	1,442	1,465	2,933	2,948	10,379
EXPENSES
Operating Expenses:
Research and development	2,173	2,066	4,818	3,529	20,230
General and administrative	1,773	1,069	3,459	2,104	14,787

Total operating expenses	3,946	3,135	8,277	5,633	35,017
Other income, net	94	113	257	235	1,089

Net loss before income taxes	(2,410)	(1,557)	(5,087)	(2,450)	(23,549)
Provision for income taxes	—	—	(2)	—	(14)

Net loss	$(2,410)	$(1,557)	$(5,089)	$(2,450)	(23,563)

Net loss per share:
Basic and diluted	$(0.11)	$(0.24)	$(0.24)	$(0.38)
Shares used in per share calculations:
Basic and diluted	21,334	6,500	21,311	6,458

The accompanying notes are an integral part of these consolidated financial statements.

NOVABAY PHARMACEUTICALS, INC.

(formerly NovaCal Pharmaceuticals, Inc.)

(a development stage company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended June 30,		Cumulative Period from July 1, 2002 (date of development stage inception) to June 30, 2008
	2008	2007
	(unaudited)	(unaudited)	(unaudited)
Cash flows from operating activities:
Net loss	$(5,089)	$(2,450)	$(23,563)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	143	80	543
Accretion of discount on short-term investments	(24)	(53)	(302)
Net realized (gain) loss on sales of short-term investments		(66)	32
Loss on disposal of property and equipment		—	121
Stock-based compensation expense for options issued to employees and directors	632	220	1,373
Stock-based compensation expense for options and stock issued to non-employees	(11)	124	352
Taxes paid by LLC			1
Changes in operating assets and liabilities:
(Increase) decrease in prepaid expenses and other assets	(306)	(118)	(720)
Increase in accounts payable and accrued liabilities	699	447	2,007
(Increase) decrease in deferred revenue	(1,327)	(839)	6,190

Net cash provided by (used in) operating activities	(5,283)	(2,655)	(13,966)

Cash flows from investing activities:
Purchases of property and equipment	(493)	(335)	(2,043)
Proceeds from disposal of property and equipment		1	44
Purchases of short-term investments	(25,123)	(20,878)	(87,570)
Proceeds from maturities and sales of short-term investments	29,681	21,000	80,957
Cash acquired in purchase of LLC			516

Net cash provided by (used in) investing activities	4,065	(212)	(8,096)

Cash flows from financing activities:
Proceeds from preferred stock issuances, net			11,160
Proceeds from common stock issuances			17
Proceeds from exercise of options and warrants	2	67	1,610
Initial public offering costs		(698)	17,077
Proceeds from stock subscription receivable			873
Proceeds from issuance of notes			405
Principal payments on capital lease	(18)	(13)	(89)
Proceeds from borrowings under equipment loan	422	494	1,216
Principal payments on equipment loan	(131)	(15)	(209)
Tax benefit from stock plans			—

Net cash provided by (used in) financing activities	275	(165)	32,060

Net increase (decrease) in cash and cash equivalents	(943)	(3,032)	9,998
Cash and cash equivalents, beginning of period	10,941	4,903	—

Cash and cash equivalents, end of period	$9,998	$1,871	$9,998

The accompanying notes are an integral part of these consolidated financial statements.